Exhibit 99.1

Cocrystal Pharma Announces Discovery of Pan-Viral Inhibitors

Targeting Hantavirus, Bunyavirus and Influenza

●	Novel, potent pan-viral inhibitors targeting the viral replication complex are under development for the treatment of hantavirus, bunyavirus and influenza
●	Hantavirus and bunyavirus infections represent significant unmet medical needs, contribute to ongoing global outbreaks and have no approved treatments or vaccines

BOTHELL, Wash. (May 26, 2026) – Cocrystal Pharma, Inc. (Nasdaq: COCP) (“Cocrystal” or the “Company”) announces that its novel direct-acting antivirals demonstrate pan-viral activity against multiple viruses, including hantavirus, bunyavirus and influenza. These antiviral molecules target a highly conserved region of the viral replication enzyme, specifically the L-protein of Andes hantavirus, which is essential for viral replication and transcription. In vitro potency data show superior activity (IC50 <50 nM) against hantaan virus, which is closely related to the Andes hantavirus strain associated with recent outbreaks.

“We are thoughtfully leveraging our expertise in viral replication enzymes and structure-based drug discovery to develop the next generation of pan-viral replication inhibitors. Our first pan-viral protease inhibitor, CDI-988, recently advanced to a Phase 1b norovirus challenge study in the United States. Our research efforts have expanded to novel pan-viral replication inhibitors with the goal of developing a novel pan-viral lead molecule for multiple viral diseases caused by hantaviruses, bunyaviruses and influenza viruses,” said Sam Lee, Ph.D., President and co-CEO of Cocrystal Pharma. “We are encouraged by our initial in vitro potency data against hantavirus and plan to evaluate in vitro antiviral activity against the Andes hantavirus replication enzyme. We look forward to exploring collaborations and partnerships to address these urgent unmet needs.”

The Andes hantavirus was recently responsible for a deadly outbreak on a cruise ship, infecting up to 11 passengers and crew, resulting in three deaths. Hantaviruses are primarily transmitted by rodents, although human-to-human transmission can occur through prolonged close contact. Andes hantavirus, a member of the genus Hantavirus, is endemic in Argentina and Chile and causes hantavirus cardiopulmonary syndrome (HCPS), which is associated with a case fatality rate of up to 50%. Currently, there are no approved antivirals or vaccines for Andes hantavirus or other hantaviruses.

About Cocrystal Pharma’s Structure-Based Drug Discovery Platform

Cocrystal is leveraging its structure-based drug discovery platform technology to design next-generation antiviral candidates that precisely target viral replication mechanisms. By binding to highly conserved regions of viral enzymes, the Company’s compounds aim to maintain potency against mutating strains while minimizing off-target effects, offering potentially safer, broad-spectrum antiviral solutions. This approach streamlines candidate identification and optimization, enabling more rapid progression of promising therapies with robust resistance and safety profiles.

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The Company’s platform provides a three-dimensional structure of inhibitor complexes at near-atomic resolution, providing immediate insight to guide Structure Activity Relationships. This helps identify novel binding sites and enables a rapid turnaround of structural information through highly automated X-ray data processing and refinement. The goal of this technology is to facilitate the development of novel broad-spectrum antivirals for the treatment of acute, chronic and potentially pandemic viral diseases.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of noroviruses, influenza viruses, coronaviruses (including SARS-CoV-2) and hepatitis C viruses. Cocrystal employs unique structure-based technologies and Nobel Prize-winning expertise to create viable antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s research and development of pan-viral replication inhibitors and exploration of collaborations and partnerships with respect thereto. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, the risks and uncertainties arising from inflation, affordability, the possibility of a recession, increases or other developments with respect to interest rates, uncertainty surrounding the impacts arising from imposed and threatened tariffs and developments with respect thereto, and wars and geopolitical conflicts including those in Ukraine and with Iran on our Company, our collaboration partners, and on the U.S. and global economies, including manufacturing and research delays arising from raw materials and labor shortages, supply chain disruptions and other business interruptions including any adverse impacts on our ability to obtain raw materials and test animals as well as similar problems with our vendors our and our collaboration partners’ technology and software performing as expected, financial difficulties experienced by certain partners, risks arising from the research into a related virus was not done in animals and was necessarily early stage, the results of future preclinical and clinical trials, general risks arising from clinical trials, receipt of regulatory approvals, regulatory changes and potential litigation challenging initiatives and actions taken by the Trump Administration which could, among other things, result in delays in regulatory approvals or limit access to federal funding for our programs, development of effective treatments and/or vaccines by competitors, including as part of the programs financed by the U.S. government, potential mutations in a virus we are targeting which may result in variants that are resistant to a product candidate we develop, and our liquidity. Further information on our risk factors is contained in our filings with the SEC, including the “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

Alliance Advisors IR

Bruce Voss

bvoss@allianceadvisors.com

310-691-7104

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